08-XX
For further information:
John F. Walsh
Vice President - Investor Relations
Southern Union Company
212-659-3208

SOUTHERN UNION EPS UP 21%; 2008 EPS GUIDANCE REAFFIRMED AT $1.80 TO $1.90

• First Quarter 2008 EPS of $.64 vs. $.53 in prior year
• Florida Gas Transmission expansion 75% contracted

HOUSTON, May 8, 2008 – Southern Union Company (NYSE: SUG) today reported net earnings available for common stockholders for the quarter ended March 31, 2008, of $78.6 million ($.64 per fully diluted share) compared with $74.4 million ($.62 per share) in the prior year.  Excluding selected items, the prior year’s net earnings available for common stockholders would have been $64.2 million ($.53 per share) for the quarter.

	Three months ended March 31,
($000s, except per share amounts)	2008	2007
Operating revenues	$952,698	$780,232
Operating income	$153,555	$129,594
Net earnings	$82,908	$78,721
Preferred stock dividends	$(4,341)	$(4,341)
Net earnings available to common stockholders	$78,567	$74,380
After-tax adjustment for selected items	$-	$(10,223)
Adjusted net earnings available to common stockholders	$78,567	$64,158
Adjusted net earnings per share available to common stockholders	$0.64	$0.53

Selected items in 2007 primarily include a $14.1 million pretax nonrecurring gain related to the settlement of litigation.

Net operating revenue, calculated as revenue less cost of gas and other energy and revenue related taxes, increased $43.5 million or 16%, to $323.6 million from $280.1 million in the prior year.

For the quarter ended March 31, 2008, Southern Union reported earnings before interest and taxes (“EBIT”) of $170.6 million compared with adjusted EBIT (excluding the aforementioned selected items) of $146.7 million in the prior period, representing an increase of 16%.

The increase in adjusted operating results was primarily attributable to increased contributions from Southern Union’s gathering and processing and transportation and storage segments.  The company’s gathering and processing segment, Southern Union Gas Services, recorded EBIT of $28.6 million for the quarter compared with $8.9 million for the same period in the prior year, an increase of 221%.  The transportation and storage segment recorded EBIT of $109.4 million compared with adjusted EBIT of $101.1 million in 2007, representing an increase of 8%.

Management’s Perspective

Commenting on the first quarter, George L. Lindemann, chairman, president and CEO, said, “We are very pleased with the quarterly financial performance across all of our business segments.  From a year-over-year perspective, we are proud to have been able to grow comparable earnings per share by 21%.  We are also pleased to report that we are reaffirming our annual earnings guidance in the range of $1.80 to $1.90 per share.”

Senior executive vice president Eric D. Herschmann added, “Florida Gas Transmission continues to make significant progress on its Phase VIII expansion.  It has already signed precedent agreements with shippers for 75% of the expansion capacity and we are confident that additional capacity will be contracted prior to filing the FERC certificate this fall.  At our gathering and processing segment, we are pleased to report that we have fully hedged a total of 30,000 MMBtu/d of our 2008 equity volumes at $15.02 per MMBtu and have hedged an additional 10,000 MMBtu/d of processing spread exposure at $7.10.  We have also been active in the market for 2009, adding several positions to our program that will help solidify next year’s earnings and cash flow.”

Key Factors Impacting First Quarter 2008 Performance Relative to Prior Year

•
Southern Union’s transportation and storage segment posted EBIT of $109.4 million, compared with adjusted EBIT of $101.1 million in the prior year.  The $8.3 million increase was primarily attributable to an $18.0 million increase in operating revenues at Panhandle Energy, primarily a result of higher transportation and storage revenues, offset partially by $4.4 million of higher operating expense and $4.4 million of higher depreciation expense.

•
The gathering and processing segment reported EBIT of $28.6 million compared with $8.9 million in the prior year.  Gross margin increased by $25.2 million, primarily due to improved operating efficiencies resulting in increased equity volumes, as well as higher realized natural gas and natural gas liquids prices, partially offset by a $5.3 million increase in operating expenses.

•
EBIT for the company’s distribution segment (predominantly Missouri Gas Energy) decreased $3.2 million to $30.3 million.  The decrease was due primarily to an increase in operating expenses of $3.8 million coupled with a change in the company’s residential customer class rate structure to a straight-fixed variable rate design which has the effect of normalizing margin throughout the year.

•
Interest expense decreased $1.5 million to $50.7 million for the quarter.  The decrease was primarily due to lower LIBOR-based rates, higher capitalized interest costs, and lower outstanding balances at Southern Union offset partially by higher outstanding balances at Panhandle Energy.

2008 Earnings Guidance

Southern Union reaffirmed its 2008 net earnings guidance in the range of $1.80 to $1.90 per fully diluted share.

Quarterly Report on Form 10-Q

Southern Union will provide additional information about its first quarter 2008 results in its quarterly report on Form 10-Q expected to be filed Friday, May 9, 2008 with the Securities and Exchange Commission.  Once made, this filing may be accessed through the Investors section of the company’s web site at www.sug.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 9:00 a.m. Eastern time to discuss results, recent events and outlook.  To access the call, dial 888-713-4217 (international callers dial 617-213-4869) and enter the passcode 96220510.  A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 19378937.

Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please click Pre-register (control + click on the link) and enter the registration key PCK7CLLAX or enter the following URL www.theconferencingservice.com/prereg/key.process and use the same registration key.

The investor call is being webcast by CCBN and may be accessed through Southern Union’s web site at www.sug.com, through Thomson/CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in Thomson/CCBN’s individual investor network.  Institutional investors may access the call via Thomson/CCBN’s password-protected event management site – StreetEvents at www.streetevents.com.

About Southern Union Company

Southern Union Company, headquartered in Houston, is one of the nation’s leading diversified natural gas companies, engaged primarily in the transportation, storage, gathering, processing and distribution of natural gas. The company owns and operates one of the nation’s largest natural gas pipeline systems with approximately 20,000 miles of gathering and transportation pipelines and North America’s largest liquefied natural gas import terminal.
Through Panhandle Energy and its 50% equity ownership of Florida Gas Transmission, Southern Union’s interstate pipeline interests operate approximately 15,000 miles of interstate pipelines that transport natural gas from the Anadarko and San Juan basins, the Rockies, the Gulf of Mexico, Mobile Bay and South Texas to major markets in the Southeast, Midwest and Great Lakes region.
Southern Union Gas Services, with approximately 4,800 miles of pipelines, is engaged in the gathering, transmission, treating, processing and redelivery of natural gas and natural gas liquids in Texas and New Mexico.
Through its local distribution companies, Missouri Gas Energy and New England Gas Company, Southern Union also serves more than half a million natural gas end-user customers in Missouri and Massachusetts.
For further information, visit www.sug.com.

Forward-Looking Information

This news release includes forward-looking statements.  Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize.  Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.  The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

Select Financial Information

        The following table sets forth certain select unaudited financial information for the company for the three months ended March 31, 2008 and 2007.

[Missing
	Three Months Ended March 31,
	2008	2007
	(In thousands, except per share amounts)
Operating revenues	$952,698	$780,232

Operating expenses:
Cost of gas and other energy	610,169	483,085
Revenue-related taxes	18,950	17,019
Operating, maintenance and general	108,910	95,195
Depreciation and amortization	48,623	43,464
Taxes, other than on income and revenues	12,491	11,875
Total operating expenses	799,143	650,638

Operating income	153,555	129,594

Other income (expenses):
Interest expense	(50,701)	(52,185)
Earnings from unconsolidated investments	16,729	30,896
Other, net	338	287
Total other income (expenses), net	(33,634)	(21,002)

Earnings before income taxes	119,921	108,592

Federal and state income tax expense	37,013	29,871

Net earnings	82,908	78,721

Preferred stock dividends	(4,341)	(4,341)

Net earnings available for common stockholders	$78,567	$74,380

Net earnings available for common stockholders per
share:
Basic	$0.65	$0.62
Diluted	$0.64	$0.62
Cash dividends declared on common stock per share:	$0.15	$0.10

Weighted average shares outstanding:
Basic	121,803	119,790
Diluted	122,139	120,277

Select Financial Information Continued

The following table sets forth certain select unaudited financial information for the company’s segments and a reconciliation of EBIT to net earnings for the three months ended March 31, 2008 and 2007.
	Three Months Ended March 31,
Segment Data	2008	2007
	(In thousands)
Revenues from external customers:
Transportation and Storage	$187,051	$169,030
Gathering and Processing	415,662	296,055
Distribution	348,635	314,257
Total segment operating revenues	951,348	779,342
Corporate and other	1,350	890
	$952,698	$780,232

Depreciation and amortization:
Transportation and Storage	$25,061	$20,709
Gathering and Processing	15,470	14,587
Distribution	7,572	7,618
Total segment depreciation and amortization	48,103	42,914
Corporate and other	520	550
	$48,623	$43,464

EBIT:
Transportation and Storage segment	$109,381	$115,218
Gathering and Processing segment	28,556	8,882
Distribution segment	30,301	33,545
Corporate and other	2,384	3,132
Total EBIT	170,622	160,777
Interest expense	50,701	52,185
Earnings before income taxes	119,921	108,592
Federal and state income tax expense	37,013	29,871
Net earnings	82,908	78,721
Preferred stock dividends	4,341	4,341
Net earnings available for common stockholders	$78,567	$74,380

The Company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT).  EBIT allows management and investors to more effectively evaluate the performance of all of the Company’s consolidated subsidiaries and unconsolidated investments.  The Company defines EBIT as net earnings available for common shareholders, adjusted for: (i) items that do not impact earnings, such as extraordinary items, discontinued operations and the impact of accounting changes; (ii) income taxes; (iii) interest; and (iv) dividends on preferred stock.  EBIT is a non-GAAP financial measure and may not be comparable to measures used by other companies.  Additionally, EBIT should be considered in conjunction with net earnings and other performance measures such as operating income or net cash flows provided by operating activities.

Select Financial Information Continued

The following table sets forth certain select, unaudited financial information for the company as of March 31, 2008 and December 31, 2007 and for the three months ended March 31, 2008 and 2007.

	March 31,	December 31,
	2008	2007
	(In thousands of dollars)
Total assets	$7,634,524	$7,397,913
Long Term Debt	2,949,758	2,960,326
Short term debt and notes payable	509,552	557,680
Preferred stock	230,000	230,000
Common equity	2,105,896	1,975,806
Total capitalization	5,795,206	5,723,812

	Three Months ended March 31,
	2008	2007
Cash flow information:	(In thousands of dollars)
Cash flow provided by operating activities	$239,554	$171,779
Changes in working capital	74,006	5,634
Net cash flow provided by operating activities
before changes in working capital	165,548	166,145
Net cash flow used in investing activities	(215,598)	(118,100)
Net cash flow provided by (used in) financing activities	3,043	(58,701)
Change in cash and cash equivalents	$26,999	$(5,022)

Select Financial Information Continued

The following table sets forth a reconciliation of EBIT to Adjusted EBIT for the company for the three months ended March 31, 2008 and 2007.

	Three months ended March 31,
	2008	2007
	(In thousands of dollars)
Southern Union Company:
Reported EBIT	$170,622	$160,777
Adjustments:
Litigation settlement	-	(14,100)
Adjusted EBIT	$170,622	$146,677

Transportation & storage segment:
Reported EBIT	$109,381	$115,218
Adjustments:
Litigation settlement	-	(14,100)
Adjusted EBIT	$109,381	$101,118